SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name: Brazos Mutual Funds

Address of Principal Business Office (No. & Street, City, State Zip Code):
     5949 Sherry Lane, Suite 1560, Dallas, Texas 75225


Telephone Number (including area code):   (214) 365-5200

Name and address of agent for service of process:

      John D. McStay
      5949 Sherry Lane, Suite 1560, Dallas, Texas 75225

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] NO [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Dallas and state of Texas on the 24th day of October 1996.

[SEAL]                Signature         Brazos Mutual Funds
                                        (Name of Registrant)

                             By         Daniel Hockenbrough
                                        Daniel Hockenbrough, President
                                        (Name of director, trustee
                                         or officer signing on behalf of
                                         Registrant)

Attest:   Tricia Hundley
          (Name)

          Secretary
          (Title)